EXHIBIT B1

                    STOCK PURCHASE AGREEMENT

      THIS  AGREEMENT, dated as of the ___ day of November, 1999,

by  and  between ALLEGHENY ENERGY, INC., a Maryland  corporation,

(the "Buyer"), and ENERGY CORPORATION OF AMERICA, a West Virginia

corporation  ("ECA")  and  EASTERN SYSTEMS  CORPORATION,  a  West

Virginia  corporation  ("ESC"),  (hereinafter  ECA  and  ESC  are sometimes collectively referred to as the "Seller").

                      W I T N E S S E T H:

     WHEREAS, the Buyer is a public utility holding company whose subsidiaries generate, distribute and provide electric service to customers in the State of West Virginia and elsewhere; and

     WHEREAS,  the  Seller is the owner of one  hundred  percent

(100%)  of  the outstanding stock of Mountaineer Gas  Company,  a

West  Virginia  corporation and its subsidiaries ("Mountaineer"),

and,

     WHEREAS,  Mountaineer is engaged in the  distribution  and sale of natural gas in West Virginia, and

     WHEREAS, the Seller desires to sell, and the Buyer  desires

to  purchase,  all of the outstanding stock of Mountaineer   (the

"Shares") upon the terms and conditions hereinafter set forth.

     NOW,   THEREFORE,  in  consideration  of  the   respective

representations, warranties and covenants contained  herein,  the

Buyer and the Seller hereby agree as follows:


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                     ARTICLE I - DEFINITIONS

1.01 Adjustment Date

     The last day of the month following the Closing Date.

1.02 Adjustment Period

     The  period commencing on the Effective Date and ending  on the Adjustment Date.

1.03 Agreed Capital Investment

     Six Million Dollars ($6,000,000.00).

1.04 Agreement

     This Stock Purchase Agreement, including all Schedules  and

Exhibits, hereto, dated as of the date first written above.

1.05 Benefit Plans

      All benefit and compensation plans, contracts, policies  or arrangements covering current or former Employees, including, but not  limited to, "employee benefit plans" within the  meaning  of

Section  3(3) of ERISA, and deferred compensation, stock  option,

stock purchase, stock appreciation rights, stock based, incentive and bonus plans.

1.06 Buyer

      Allegheny  Energy,  Inc., or any  subsidiary  or  affiliate existing or hereafter created to purchase the Shares.

1.07 Closing

     The closing of the purchase and sale of the Shares.

1.08 Closing Date

     The date of the Closing, which shall be on the 10th business day after all conditions precedent set forth in Article 8 have been


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met, or  such  other date as the Parties may agree upon.

1.09 Code

      The Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

1.10 Earnest Deposit

     Shall have the meaning assigned to it in Article III.

1.11 Effective Date

     November 30, 1999.

1.12 Employee(s)

     Those  persons  actively employed  by  Mountaineer  in  the conduct  of  Mountaineer's business who are participants  in  any plans  and  not  laid off or on long term disability  immediately prior to Closing.

1.13 ERISA

     The  Employee Retirement Income Security Act  of  1974,  as

amended.

1.14 Environmental Law

     Any   federal,  state,  local  or  foreign  statute,  law,

regulation, order, decree, permit, authorization, opinion, common law  or  agency  requirement relating  to:  (A)  the  protection,

investigation or restoration of the environment, health,  safety,

or  natural resources, (B) the handling, use, presence, disposal,

release or threatened release of any Hazardous Substance  or  (C)

noise,  odor, indoor air, employee exposure, wetlands, pollution,

contamination  or any injury or threat of injury  to  persons  or property relating to any Hazardous Substance.

1.15 Hazardous Substance

      (A)   Any substance that is listed, classified or regulated

pursuant  to  any  Environmental Law; (B) any petroleum  or  coal product  or  by-product,  any waste or  ash,  asbestos-containing


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material,  lead-containing  paint  or  plumbing,  polychlorinated biphenyls,  radioactive  material or radon;  and  (C)  any  other

substance  which  is  regulated  by  any  government  entity   in

connection with any Environmental Law.

1.16 Intellectual Property

     The trade names and other intellectual property set forth on

Exhibit 1.16.

1.17 Interest Rate

     The  then  current  prime  or  base  rate  of  Citibank  as established from time to time.

1.18 Interim Period

     The period from the date of this Agreement until the Closing

Date.

1.19 Legal Requirements

     Any and all applicable (i) federal, state, local and foreign

laws,   statutes,   ordinances,  rules  and   regulations,   (ii)

judgments,   orders,  writs,  injunctions,  decrees   and   (iii)

contracts or agreements with any federal, state or foreign court,

arbitrator or administrative or governmental authority, bureau or agency  relating to compliance with matters described in (i)  and

(ii).

1.20 Material Adverse Effect or Material Adverse Change

     With  respect to any person or persons, a Material  Adverse

Effect  on,  or  a  Material  Adverse Change  in,  the  financial

condition,   properties,  business,  results  of  operations   or

prospects of such person or persons; provided, however, that  the

Material  Adverse Effect or a Material Adverse Change  shall  not include  performance results attributable to  weather  condition,

nor  any  general economic and market changes including,  without

limitation  (i)  any  general  suspension  of  trading   in,   or

limitations  on  prices for, or material  change  in  prices  of,

securities  generally on any national securities exchange  or  in the  over-the-counter markets, (ii) the declaration of a  banking moratorium or any suspension of payments in respect of  banks  in the  United States, (iii) the commencement or continuation  of  a


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war,  armed hostilities or other international or nation calamity directly  or  indirectly involving the United  States;  (iv)  any limitation  (whether or not mandatory) by any  U.S.  governmental authority  or  agency on the extension of credit by  banks  other financial  institutions;  (v)  any general  decline  in  economic conditions  in the gas utility industry as a whole or in  general economic  conditions  in  any geographic  region  of  the  United

States;  and  (vi) in the case of any of the events described  in the foregoing clauses (i) through (v), a material acceleration or worsening thereof.

1.21 Parties

     The Buyer and the Seller.

1.22 Party

     The Buyer or the Seller, as the case may be.

1.23 Permits

     Any   and   all   permits,  authorizations,  certificates,

approvals,  registrations, variances, rights of way,  franchises,

orders  or other approvals and licenses material to the Operation of Mountaineer (i) under any (x) federal, state, local or foreign laws,  statutes, ordinances, rules or regulations or (y) judgment or  contract  with  any federal, state, local or  foreign  court,

arbitrator or administrative or governmental authority, bureau or agency  relating  to compliance with matters  described  in  this section, or (ii) granted by any federal, state, local or  foreign administrative or governmental authority, bureau or agency.

1.24 Purchase Price

     Shall have the meaning assigned to it in Article III.

1.25 Seller

     ECA and ESC.


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1.26 Seller's Disclosure Schedule

     That schedule attached hereto as Exhibit 1.26.

1.27 Taxes

     All  federal,  state,  local or  foreign  taxes,  including income,  gross receipts, windfall profits, customs duties,  value

added,   severance,  property,  trade,  consumption,   solidarity

surcharge,  capital, production, estimated sales,  use,  license,

excise, franchise, employment, withholding or other taxes of  any kind,  together  with any interest, additions or  penalties  with respect thereto and any interest in respect of such additions  or penalties, payable by Seller in connection with the operation  of

Mountaineer.

1.28 Tax Returns

     All reports and returns required to be filed with respect to

Taxes.

1.29 West Virginia PSC

     The Public Service Commission of West Virginia.

1.30 Working Capital

     The  difference  between  the  total  current  assets   of

Mountaineer as reflected on the unaudited financial statements of

Mountaineer  as  of  November  30, 1999  and  the  total  current

liabilities   of  Mountaineer  as  reflected  on  the   unaudited

financial statements of Mountaineer as of November 30, 1999.

1.31 Year 2000 Problem

      The material inability of any hardware, software or process to  recognize and correctly calculate dates on and after  January

1, 2000, or the failure of computer systems, products or services to  perform any of their intended functions in a proper manner in connection  with data containing any date on or after January  1,

2000.


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          ARTICLE II - AGREEMENTS OF PURCHASE AND SALE

2.01 Sale and Purchase of Shares

      On the Closing Date, subject to the terms and conditions of this Agreement, the Buyer shall purchase the Shares and ESC shall sell,  transfer,  assign, convey and deliver the  Shares  to  the

Buyer for the Purchase Price paid in accordance with Article  III hereof.


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                  ARTICLE III - PURCHASE PRICE

3.01  Purchase Price

      Buyer  agrees to pay and deliver to ECA the  sum  of  Three

Hundred  Eight  Million Dollars ($308,000,000),  less  an  amount equal  to Mountaineer's Long Term Debt, as defined in Article  VI below,  existing  on  the Closing Date, (the  "Purchase  Price").

Upon  execution  of this Agreement, Buyer shall pay  Ten  Million

Dollars  ($10,000,000) of the Purchase Price to ECA as an Earnest

Deposit.   The remainder of the Purchase Price shall be  paid  to

ECA by wire transfer on the Closing Date.

3.02 Post Closing Adjustments to Purchase Price

     (a) Calculation of Adjustments to Purchase Price for Working

Capital.

          1)  Decrease.   In the event Working Capital  decreases

          more  than  $100,000 during the Adjustment Period,  ECA

          shall  pay  to  Allegheny  an  amount  equal  to   such

          decrease.

          2)  Increase.   In the event Working Capital  increases

          more   than  $100,000  during  the  Adjustment  Period,

          Allegheny  shall  pay to ECA an amount  equal  to  such

          increase.

     (b)  Calculation of Adjustments to Purchase Price for actual capital investment.

          1)  Lower Investment.  In the event the actual  capital

          investment  made  by Seller in Mountaineer  during  the

          Adjustment  Period  is  less than  the  Agreed  Capital

          Investment, ECA shall pay such difference to Allegheny.

          2)  Higher Investment.  In the event the actual capital

          investment  made  by Seller in Mountaineer  during  the

          Adjustment  Period  is  more than  the  Agreed  Capital

          Investment, Allegheny shall pay such difference to ECA.

     The  adjustments  required by this 3.02, plus  the  Purchase

     Price, constitute the Adjusted Purchase Price.


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          (c)  Estimate of Post Closing Adjustments.

                Within  thirty (30) days of the Adjustment  Date,

          Seller  shall prepare and deliver to Buyer an  estimate

          of  the  adjustments to the Purchase Price to  be  made

          pursuant   to  this  3.02.   Such  estimate  shall   be

          accompanied by a worksheet setting forth in  reasonable

          detail  each  of the adjustments required by  3.02  and

          the  amount of the net adjustment.  The Purchase  Price

          as   adjusted  in  accordance  with  such  estimate  is

          hereinafter  referred  to  as the  "Estimated  Purchase

          Price."

          (d)  Settlement Statement

               1) Within sixty (60) days following the Adjustment

          Date,  or  as  soon thereafter as possible,  Buyer  and

          Seller   shall   jointly  prepare  a   statement   (the

          "Settlement Statement") setting forth adjustments to be

          made to the Purchase Price pursuant to 3.02.

               2) If Buyer and Seller shall be unable to agree on

          the  Settlement  Statement within such sixty  (60)  day

          period, a nationally recognized public accounting  firm

          mutually  acceptable  to  Buyer  and  Seller  shall  be

          engaged  to  make its determination of  the  amount  in

          dispute (and only such amount).  Each party shall  bear

          and pay one-half of the fees and other costs charged by

          such accounting firm.

                3)   If  any accounting firm is so engaged Seller

          and  Buyer  agree to provide such accounting firm  with

          all  books,  records and other information relevant  to

          the  determination  of  the amount  in  dispute.   Such

          accounting   firm  shall  be  instructed   to   use   a

          materiality standard as such firm may determine  to  be

          reasonable  under the circumstances, in  light  of  the

          cost  to  be  incurred and the amount in  issue.   Such

          accounting  firm  shall  be  instructed  to  make  such

          determination in accordance with the provisions of this


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          Agreement   as   soon   as  practicable.    The   final

          determination  by the accounting firm  of  any  dispute

          adjustments to the Purchase Price made pursuant to this

          3.02 shall be binding on the parties hereto.

                4)   The  amount  of the difference  between  the

          Purchase  Price  paid by Buyer at the closing  and  the

          Adjusted Purchase Price, together with interest thereon

          at  a  rate  of  ten percent (10%) per annum  from  the

          Closing  Date to the date of payment thereof, shall  be

          paid  by the appropriate party to the party to whom  it

          is  owed within five (5) business days after its  final

          determination in immediately available funds.

3.03      Allocation of Purchase Price.

      Seller  and  Buyer agree that the Adjusted  Purchase  Price shall be allocated among the assets as determined by agreement of the parties and shall be set forth in a Price Allocation Schedule signed by each of the parties following the determination of  the

Adjusted Purchase Price.


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    ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLER

    The Seller represents and warrants to the Buyer that, as of the  date  hereof,  except as set forth  in  Seller's  Disclosure

Schedule:

4.01 Corporate Status and Authority

    Each  of  ECA,  ESC and Mountaineer is a  corporation  duly organized, validly existing and in good standing under  the  laws of the State of West Virginia.  Mountaineer has all the requisite corporate  power and authority under all applicable  federal  and state  laws to carry on its business as it now is being conducted and  to  own  or lease and to operate its assets as  and  in  the places where Mountaineer's business is now conducted or where its assets are now owned or leased and now operated.  Each of ECA and

ESC has all requisite corporate power and authority and has taken all  corporate action necessary in order to execute  and  deliver this  Agreement  and, subject to any governmental  authorizations required  by  the provisions of this Agreement,  to  perform  its obligations hereunder.

4.02 Power to Transfer; Duly Executed

     (a)   Subject  to  any required governmental  authorization

referred to in Section 7.03(a) hereof, the Seller has full right,

power  and authority to enter into this Agreement and to  assign,

transfer and deliver the Shares hereunder.

     (b)   This Agreement has been duly executed and delivered on

behalf  of  the  Seller and subject to any required  governmental authorizations referred to in Section 7.03(a) hereof, constitutes a  legal,  valid and binding obligation of the Seller enforceable in  accordance with its terms (subject to applicable  bankruptcy,

insolvency,  reorganization, moratorium, fraudulent transfer  and other  similar  laws affecting creditors' rights  generally  from time  to  time  in  effect and to general principles  of  equity,

regardless of whether in a proceeding at equity or at law).


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 4.03 Qualification

      Each of ECA, ESC and Mountaineer is duly qualified, and  is

in  good  standing,  to  do  business  in  West  Virginia  as   a

corporation.

4.04 Authorized Capital of Mountaineer.

     The  authorized  capital  stock of Mountaineer  consists  of

2,000,000 shares, $25.00 par value of which 1,831,687 shares were outstanding  as  of  June 30, 1999 and no  shares  were  held  in treasury.  All of the Shares have been duly authorized,  and  are

validly  issued,  fully  paid  and nonassessable.   Each  of  the

outstanding  shares  of  capital stock of each  of  Mountaineer's subsidiaries is duly authorized, validly issued, fully  paid  and nonassessable  and  owned,  either  directly  or  indirectly,  by

Mountaineer,  free  and  clear of all  liens,  pledges,  security interests,  claims or other encumbrances.  Except  as  set  forth above,  there  are  no  shares of capital  stock  of  Mountaineer authorized,  issued or outstanding and there  are  no  preemptive rights  nor  any  outstanding subscriptions,  options,  warrants,

rights,   convertible   or  exchangeable  securities   or   other

agreements or commitments of any character relating to the issued or  unissued capital stock or other securities of Mountaineer  or any of its subsidiaries.

      Seller has good and marketable title to the Shares  and  on the  Closing  Date will transfer and convey the Shares  to  Buyer free  and clear of all mortgages, liens, pledges, charges,  title retention  or security agreements, claims, restrictions,  leases,

options,  rights  of  first  offer or  first  refusal,  or  other encumbrances  or rights of others.  Each of Mountaineer  and  its subsidiaries has good and marketable title to its properties  and assets except for such defects in title that, individually or  in the  aggregate, have not and are not reasonably likely to have  a

Material Adverse Effect.


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4.05 Compliance with Instruments

     Subject to any required governmental approvals referred  to

in   Section   7.03(a)  hereof,  the  execution,   delivery   and

performance  of this Agreement by the Seller and the consummation by  the  Seller of the transactions contemplated hereby will  not conflict with or result in any breach or violation of or  default under  the Articles of Incorporation or Bylaws of the Seller,  or

any  conflict  with or result in any breach or violation  of  any rights  or obligations of any party under, or default under,  the acceleration  of  any  obligations or the  creation  of  a  lien,

pledge,  security interest or other encumbrance on the assets  of

Mountaineer  (with  or without notice, lapse  of  time  or  both)

pursuant  to  any  agreement, lease, contract,  note,  indenture,

mortgage,  lease, or, to the Seller's knowledge,  other  material agreement or instrument applicable to  Mountaineer's business  to which  Mountaineer is a party.

4.06 Disclosure Statement

     Seller  is obligated to, and represents that it has,  fully and  completely  included  all  information  required  under  the

Disclosure  Statement of Exhibit 1.26 and that  it  is  true  and accurate  to the best of its knowledge and belief, and that  said

Exhibit 1.26 is hereby incorporated as part of this Agreement.

4.07 Changes, Etc.

     Since June 30, 1999,

     (a)   there  has  been  no  Material  Adverse  Change   in

Mountaineer's  business nor any material damage,  destruction  or loss  adversely  affecting Mountaineer's assets (whether  or  not covered by insurance);

     (b)   Mountaineer  has conducted its business  in  ordinary

course;

      (c)  Mountaineer's assets have not been mortgaged, pledged,

or  subjected to any lien, security interest, or to the  Seller's knowledge,  any other encumbrance, which mortgage, pledge,  lien,

security  interest or encumbrance shall be released on or  before the Closing Date;

      (d)   except as otherwise disclosed in writing to the Buyer

or  as incurred in the ordinary course of business, no liability,

contractual,  or otherwise, has been incurred (whether  absolute,

accrued, contingent or otherwise) by the Seller or Mountaineer in connection  with Mountaineer's business that has not  been  fully paid, released or otherwise provided for; and

      (e)   there  has  not  been any incurrence,  assumption  or

guarantee  by Seller of any indebtedness for borrowed money  that would adversely impact Mountaineer's business.

4.08 Compliance with Laws; Governmental Authorizations

      (a)   Each of ECA, ESC and Mountaineer is in compliance  in

all  material  respects with all Legal Requirements  and  Permits

applicable  to  Mountaineer's  business.   Mountaineer  has   not

received  any  written notice or communication  of  any  material noncompliance with any Legal Requirement or Permit that  has  not been cured as of the date hereof.

     (b)  The Seller's Disclosure Schedule lists all Permits held

by   Mountaineer   on   the  date  hereof  in   connection   with

Mountaineer's  business.  To the Seller's knowledge,  Mountaineer has,  or  in  due  course reasonably anticipates to  obtain,  all

Permits necessary to own, operate, use and maintain Mountaineer's assets, in the manner in which they are now being maintained  and operated  and  to  conduct Mountaineer's business  as  now  being

conducted.   All Permits of Mountaineer relating to its  business

are in full force and effect and there are no proceedings pending or,  to  the  knowledge of the Seller or Mountaineer,  threatened that seek the revocation, cancellation, suspension or any adverse modification  of  any  such Permits.  Subject  to  obtaining  the consents  and  approvals contemplated hereby, the  execution  and

delivery   of  this  Agreement  and  the  consummation   of   the


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transactions  contemplated hereby will not  result  in  any  such revocation,  cancellation, suspension  or  modification  of  such

Permits.

       (c)    To   Seller's  and  Mountaineer's   knowledge   (i)

Mountaineer's  business  is  in  material  compliance  with   all

applicable  Environmental Laws; (ii) no property currently  owned or  operated  by  Mountaineer in its business  (including  soils,

groundwater,  surface  water, buildings or other  structures)  is contaminated with any Hazardous Substance which could  reasonably

be   expected   to  result  in  material  liability   under   any

Environmental  Law;  (iii) Mountaineer's business  has  not  been involved  in  any release or threat of release of  any  Hazardous

Substance  which  could  reasonably  be  expected  to  result  in material  liability under any Environmental Law; (iv) Mountaineer has  not  received any written notice, demand, letter,  claim  or request  for  information alleging that  Mountaineer  may  be  in violation of or subject to liability under any Environmental Law;

(v)  Mountaineer is not subject to any order, decree,  injunction

or   other  arrangement  with  any  governmental  entity  or  any indemnity  or  other agreement with any third party  relating  to liability  under any Environmental Law or relating  to  Hazardous

Substances  in connection with its business; (vi)  there  are  no other  circumstances  or  conditions involving  Mountaineer  that could  reasonably  be expected to result in any  material  claim,

liability,  investigation, cost or restriction on the  ownership,

use,  or  transfer of any property pursuant to any  Environmental

Law;  and  (vii)  Seller has delivered to  Buyer  copies  of  all environmental  reports, studies, assessments, sampling  data  and other  environmental  information in its possession  relating  to

Mountaineer's business that would indicate whether  any  material environmental liability or issue exists.

4.09 Public Service Commission of West Virginia


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     (a)  The Seller's Disclosure Schedule includes all currently effective  certificates,  permits and  authorizations  heretofore issued  by the West Virginia PSC to Mountaineer and presently  in effect in connection with Mountaineer's business.

      (b)  The  Seller's Disclosure Schedule  lists  all  of  the currently  operative  rules, regulations and  tariffs  heretofore authorized  and approved by the West Virginia PSC  applicable  to

Mountaineer's  business  and all of the currently  pending  rate,

certificate  or  other  filings heretofore  made  by  Mountaineer before  the West Virginia PSC and the status of each such  filing on the date hereof.

      (c)   All  currently effective filings heretofore  made  by

Mountaineer  with the West Virginia PSC were made in  substantial compliance  with Legal Requirements then applicable  thereto  and the  information contained therein was true and  correct  in  all material respects as of the respective dates of such filings.

4.10 Contracts

      (a)   The  Seller's Disclosure Schedule contains a complete

and correct list of all Mountaineer's material contracts relating to  Mountaineer's business as of the date hereof.  There  are  no defaults under any such contracts which, individually or  in  the

aggregate, could adversely impair Mountaineer's business.   Based

upon  reasonable  inquiry, Mountaineer has no  knowledge  of  any

facts  which  would  suggest  that  any  such  contract  may   be

cancelled.

     (b)  Each contract required to be disclosed pursuant to this

Section is a valid and binding agreement of Mountaineer and is in full  force  and  effect except to the extent such  contract  has expired by its own terms without penalty, and none of Mountaineer or,  to the knowledge of Mountaineer, any other party thereto  is in  default or breach under the terms of any such contracts  and,

to  the  knowledge  of Mountaineer, no event or circumstance  has occurred  that,  with  notice or lapse of  time  or  both,  would constitute  any event of default thereunder other  than  in  each


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case  defaults or breaches that are not reasonably likely to have a Material Adverse Effect on Mountaineer's business.

4.11 Rights-of-Way and Real Property

      Mountaineer  owns or possesses all rights-of-way  necessary for  the conduct of its business, as now being conducted, without

any  known  conflict  with the rights of others.   There  are  no

outstanding  options or rights of first refusal to  purchase  any real  property  owned  by Mountaineer or interests,  or  portions thereof.

4.12 Condemnation Proceedings

     Mountaineer  has received no written notice  that  (i)  the whole or any part of the real property or rights leased, used  or occupied  by  Mountaineer in connection  with  the  ownership  or operation  of  its  assets is subject to  any  pending  suit  for condemnation or other taking by any public authority or any other person,  or  (ii)  such  condemnation or other  taking  has  been threatened.

4.13 Employment Agreements and Benefits, Etc.

     (a)  Employment Agreements

       The  Seller's  Disclosure  Schedule  lists  all  currently

effective   employment,   management,   consultant   or   similar

agreements  and  all  currently  effective  labor  contracts  and collective  bargaining  agreements  heretofore  entered  into  by

Mountaineer  with respect to its business.  Except  as  disclosed therein,  Mountaineer  has no employment, management,  severance,

consultant or other similar agreement with any Employees.

     (b)  Employee Relations

      There  are not occurring on the date hereof any slow downs,

pickets,  work  stoppages, labor strikes or disputes,  walk-outs,

lock-outs  or  other similar disruptive labor activities  on  the part of the Employees.  To Mountaineer's knowledge, no grievance,

unfair labor practice charge or any arbitration proceeding exists, is pending or is threatened on the date hereof, nor does

Mountaineer have any knowledge of any organized effort  presently being  made or threatened by or on behalf of any labor  union  to

represent   Mountaineer's   employees   except   under   existing

collective bargaining agreements.

     (c)  Employment Benefit Plans

     As applicable to Mountaineer

     (i)   All  Benefit Plans are listed in Seller's  Disclosure

Schedule.   True  and complete copies of all such Benefit  Plans,

including,  but  not  limited  to,  any  trust  instruments   and

insurance contracts forming a part of any Benefit Plans, and  all amendments thereto have been provided or made available to Buyer.

     (ii)  All  Benefit Plans covering Employees, to the  extent subject to ERISA, are in substantial compliance with ERISA.  Each

Benefit  Plan which is an "employee pension benefit plan"  within the  meaning of Section 3(2) of ERISA ("Pension Plan") and  which is  intended to be qualified under Section 401 (a) of  the  Code,

has  received a favorable determination letter from the  Internal

Revenue Service with respect to "TRA" (as defined in Section 1 of

Rev.    Proc.  9339),  and  Mountaineer  is  not  aware  of   any

circumstances  likely  to  result  in  revocation  of  any   such

favorable determination letter.  There is no material pending or,

to  the  knowledge of Mountaineer, threatened litigation relating

to  the  Benefit  Plans.   Mountaineer  has  not  engaged  in   a

transaction  with respect to any Benefit Plan that, assuming  the taxable period of such transaction expired as of the date hereof,

could  subject  Mountaineer to a tax penalty  imposed  by  either

Section 4975 of the Code or Section 502(i) of ERISA in an  amount which would be material.

      (iii)     No liability under Subtitle C or D of Title IV of

ERISA has been or is expected to be incurred by Mountaineer  with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001 (a)(15) of ERISA,

currently  or formerly maintained by any of them, or the  single-

employer plan of any entity which is considered one employer with the Seller under Section 4001 of ERISA or Section 414 of the Code

(an  "ERISA  Affiliate").   Neither  Mountaineer  nor  any  ERISA

Affiliate has contributed to a "multi-employer plan", within  the meaning  of  Section  3(37) of ERISA, at any  time  on  or  after

September  26,  1980.  No notice of a "reportable event",  within the  meaning  of  Section  4043 of ERISA  for  which  the  30-day reporting  requirement has not been waived, has been required  to be  filed  for any Pension Plan or by any ERISA Affiliate  within the  12-month  period  ending on the  date  hereof  (or  will  be

required   to  be  filed  in  connection  with  the  transactions

contemplated by this Agreement).

      (iv)  All contributions required to be made under the terms of  any  Benefit  Plan have been timely made or  provisions  made therefor.  Neither any Pension Plan nor any single employer  plan of  an  ERISA  Affiliate has an "accumulated funding  deficiency"

(whether or not waived) within the meaning of Section 412 of  the

Code  or  Section  302  of ERISA and no ERISA  Affiliate  has  an

outstanding funding waiver.  Mountaineer has not provided, nor is required  to  provide, security to any Pension  Plan  or  to  any single-employer  plan of an ERISA Affiliate pursuant  to  Section

401 (a)(29) of the Code.

     (v)  Under each Pension Plan which is a single-employer plan and  which is subject to Title IV or ERISA, as determined by  the

July  1,  1998 Actuarial Valuation Report prepared by William  M.

Mercer,   Incorporated,  the  present  value  of  all   "benefits

liabilities",  within  the meaning of  Section  4001  (a)(16)  of

ERISA,  did  not exceed the then current value of the  assets  of such Plan by more than $6 Million Dollars, and there has been  no

Material  Adverse Change in the financial condition of such  Plan subsequent to such report.

      (vi)  Mountaineer  has no obligation to  any  Employee  for retiree health and life benefits under any Benefit Plan.

      (vii) The consummation of the transactions contemplated

by this Agreement will not (x) entitle any Employees to severance pay, (y) accelerate the time of payment or vesting or trigger any payment  or  funding (through a grantor trust  or  otherwise)  of compensation  or benefits under, increase the amount  payable  or trigger  any other material obligation to any Employee under  any of  the  Benefit  Plans  or (z) result in  any  payments  to  any

Employee  under  any  of the Benefit Plans  which  would  not  be deductible under Section 162(ml or Section 280G of the Code.

4.14 Insurance

     Mountaineer has insurance covering its assets, or otherwise relating to its business as shown on Exhibit 4.14.

4.15 Intellectual Property

     (a)  Mountaineer owns (free and clear of any and all liens,

claims  or  encumbrances), or is licensed or otherwise  possesses sufficient  legally enforceable rights to use,  the  Intellectual

Property.

     (b)  To Mountaineer's knowledge, Mountaineer's use of  the

Intellectual Property does not conflict with, infringe  upon,  or violate  any  intellectual property right of  any  other  person.

Mountaineer has not received written notice of any material claim that any Intellectual Property Right is invalid or conflicts with the asserted right of any other person.

4.16 Litigation; Claims; Citations

     (a)  The  Seller's Disclosure Schedule lists all  actions,

suits,  workers compensation claims, proceedings or  governmental investigations  pending,  or  to the  knowledge  of  Mountaineer,

threatened in writing against or affecting Mountaineer's business or its assets. None of Mountaineer's assets is subject to any order, writ, judgment, award, injunction, or decree of any governmental  or  regulatory authority, any  court  of  competent jurisdiction or any arbitrator or arbitrators.

      (b)   To  Mountaineer's knowledge, no citations,  fines  or

penalties  have been assessed, threatened or asserted against  in connection with the conduct of Mountaineer's business  under  any

Environmental Law which have not been fully resolved  as  of  the date of this Agreement.

4.17 Brokers

       All  negotiations  relating  to  this  Agreement  and  the transactions contemplated hereby

have  been  carried out without the intervention  of  any  person acting  on behalf of the Seller or any of its affiliates in  such manner  as to give rise to any valid claim against the Buyer  for any broker's or finder's commission, fee or similar compensation.

4.18 Personal Property

      All items of personal property and fixtures constituting  a part  of Mountaineer's assets have been maintained by Mountaineer in  all  material respects in good operating condition and repair

(normal wear and tear excepted).  To Mountaineer's knowledge, all such personal property and fixtures are suitable for the purposes for  which they are presently used in the ordinary conduct of its business.

4.19 Material Facts

      No  representation or warranty by the Seller or Mountaineer in this Agreement or any statement or certificate furnished or to be  furnished to the Buyer by the Seller or Mountaineer  pursuant

to   the  Agreement,  or  in  connection  with  the  transactions

contemplated  hereby,  contains  or  will  contain   any   untrue

statement  of a material fact, or omits or will omit to  state  a material fact necessary to make the statements contained  therein not materially misleading.

4.20 Y2K (Year 2000)

      Mountaineer  has initiated a review and assessment  of  the

Year  2000 Problem, has developed a plan for addressing the  Year

2000  Problem on a timely basis and has to date implemented  such plan,  except  where  Mountaineer's  failure  to  do  so  is  not

reasonably   likely  to  have  a  Material  Adverse   Effect   on

Mountaineer's business.  To the knowledge of Mountaineer, none of the  system-critical  assets or equipment owned  or  utilized  by

Mountaineer in its business will fail to perform because  of,  or due  in  any  way to, a Year 2000 Problem.  To the  knowledge  of

Mountaineer, no vendor, supplier or customer of Mountaineer  will experience  a  Year  2000 Problem that, individually  or  in  the aggregate,  could  reasonably  be expected  to  have  a  Material

Adverse Effect on Mountaineer's business.

4.21 Financial Statements.

     ECA has delivered to Buyer true and complete copies of  the audited financial statements of Mountaineer for the period  ended

June  30, 1999.  Such financial statements, including the related

notes,   fairly  present  the  financial  position,  assets   and

liabilities (whether accrued, absolute, contingent or  otherwise)

of  Mountaineer  at  the date indicated and  such  statements  of income,  cash  flow  and changes in shareholder's  equity  fairly present  the  results  of operations, cash flow  and  changes  in shareholders' equity of Mountaineer for the periods indicated.

4.22 Taxes

      (a)   All Tax Returns that are required to be filed  on  or

before the date of this Agreement (taking into account applicable extensions) have been filed;

      (b)  All Taxes due and payable have been timely paid, other than  Taxes  which  are not yet due or which,  if  due,  are  not delinquent, are being contested in good faith, or have  not  been finally  determined and for which appropriate reserves  therefore have been established

      (c)  There are no pending or, to the knowledge of Seller or

Mountaineer, threatened actions or proceedings for the assessment or collection of Taxes against Mountaineer;

      (d)   All  Taxes required to be withheld from  payments  to

employees  have  been  withheld and paid  to  the  proper  taxing authority in a timely fashion;

      (e)   To the knowledge of Seller or Mountaineer, no  taxing

authorities  are  presently  conducting  any  audits   or   other

examinations  of  any Tax Returns referred to in  clause  (a)  or

Taxes referred to in clause (b);

      (f)   There  are no liens for unpaid Taxes on Mountaineer's

assets.

     ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller that:

5.01 Corporate Status and Authority

     The Buyer is a corporation duly organized, validly existing in Maryland and in good

standing under the laws of the State of West Virginia.  Buyer has all  requisite  corporate power and authority and has  taken  all corporate  action necessary in order to execute and deliver  this

Agreement   and,   subject  to  any  governmental  authorizations

required  by  the provisions of this Agreement,  to  perform  its obligations hereunder.

5.02 Duly Executed

      This  Agreement  has been duly executed  and  delivered  on behalf  of  the  Buyer and, subject to any required  governmental authorization referred to in Section 7.03(a) hereof,  constitutes a legal, valid and binding obligation of the Buyer enforceable in accordance with its terms.

5.03 Qualification

      The  Buyer is duly qualified to do business and is in  good

standing,  through  its  subsidiaries,  in  the  State  of   West

Virginia.

5.04 Power; Governmental Consent

      Subject  to  the  obtaining of any  governmental  approvals necessary for the Agreement,

as  more  fully  explained  under Section  7.03(a),  no  consent,

waiver,  approval or authorization of or designation, declaration or  filing  with  any  governmental authority  is  or  has,  been required  on  the  part  of  the Buyer  in  connection  with  the execution  and delivery of this Agreement or the consummation  of the transactions contemplated hereby.

5.05 Brokers

       All  negotiations  relating  to  this  Agreement  and  the transactions  contemplated hereby have been carried  out  without the  intervention of any person acting on behalf of the Buyer  in such manner as to give rise to any valid claim against the Seller

or   any   of  its  affiliates  for  any  brokerage  or  finder's

commission, fee or similar compensation.

5.06 Litigation

      There  are  no actions, suits, proceedings or  governmental investigations  pending,  or  to  the  knowledge  of  the  Buyer,

threatened  against  the Buyer or any of  its  subsidiaries  that challenge  the validity of this Agreement or seek  to  enjoin  or otherwise prohibit or limit the transactions contemplated herein.

5.07 Compliance with Instruments

     Subject to any required governmental approvals referred  to

in   Section   7.03(a)  hereof,  the  execution,   delivery   and

performance  of this Agreement by the Buyer and the  consummation by  the  Buyer of the transactions contemplated hereby  will  not result  in any conflict with or breach or violation of or default under  the  Articles of Incorporation or Bylaws of the Buyer,  or

any  material conflict with or breach or violation of  or  change any  rights or obligations of any party under, or default  under,

the  acceleration of any obligations or the creation of  a  lien,

pledge,  security interest or other encumbrance on the assets  of the  Buyer  (with  or  without notice, lapse  of  time  or  both)

pursuant  to,  any  agreement, lease, contract, note,  indenture,

mortgage, lease, other than as would not, individually or in  the aggregate, materially impair or delay Buyer's ability to  perform its obligations hereunder.

             ARTICLE VI - ASSUMPTION OF LIABILITIES

6.01 The Buyer's Assumption of Liabilities

     Except as set forth herein, the Buyer shall, from and after the  Closing Date, assume, carry out, perform, indemnify and hold

Seller harmless against all obligations of Mountaineer.

            a.     Long   Term   Debt.   On  the  Closing   Date,

Mountaineer's  Long  Term  Debt  shall  not  exceed  the  amounts designated  on Schedule 6.01(a).  For purposes of this Agreement,

Long Term Debt shall mean indebtedness having a final maturity of one year or more from the date of incurrence thereof (or which is renewable or extendable at the option of the obligor for a period or  periods  of one year or more than one year from the  date  of incurrence).

           b.   Short Term Lines of Credit.  On the Closing Date,

Mountaineer's outstanding borrowings under its Short  Term  Lines of  Credit  shall not exceed the amounts designated  on  Schedule

6.01(b).   For purposes of this Agreement, Short Term Debt  shall

mean  indebtedness which is payable on demand or within one  year from  the  date of incurrence thereof except i) any  indebtedness which is renewable or extendable at the option of the obligor  to a  date  more than one year from date of its incurrence, and  ii)

indebtedness which, although payable within one year, constitutes principal payments on indebtedness expressed to mature more  than one year from the date of its incurrence.

     ARTICLE VII - COVENANTS AND CERTAIN ACTIONS OF THE PARTIES

7.01 Obligations of the Seller

     (a)  Conduct of Mountaineer business, Etc.

          During the Interim Period the Seller shall:

          (i)   except as permitted by this Agreement and except

as  the  Buyer  may  otherwise consent,  carry  on  Mountaineer's business in the ordinary course, in substantially the same manner in  which  it  is presently being conducted, and  to  the  extent consistent  with such business and with Mountaineer's  employment policies  and practices, use reasonable best efforts to  preserve the present business organization, keep available the services of the  Employees  on  terms and conditions  no  less  favorable  to

Mountaineer  than  those  on which such employees  are  presently employed, and preserve its relationship with customers, suppliers and others having business dealings with Mountaineer  business;

          (ii)  to the extent within the control of Mountaineer,

maintain all qualifications of Mountaineer which are required for it to carry on its business as set forth in clause (i) above;

          (iii) maintain Mountaineer's assets in accordance

with its normal repair and maintenance practices,

          (iv)  not enter into or amend in any material  respect

(A)  any  bonus,  incentive compensation, deferred  compensation,

profit  sharing,  retirement,  pension,  group  insurance,  death benefit  or  other  fringe  benefit  plan,  trust  agreement,  or

arrangement  applicable  to  the  Employees  except  as  may   be

implemented  for  Mountaineer's employees generally  or  (B)  any compensation,  severance or consulting agreement  with  any  such

Employee, other than in the ordinary and usual course of business or as required by law;

          (v)  except as the Buyer may otherwise consent, refrain

from  disposing, leasing, making any contract, or subject to lien any material portion of Mountaineer's assets;

          (vi)  maintain the insurance coverage shown on Exhibit

4.14;

          (vii) to  the  extent  within  the  control   of

Mountaineer, refrain from doing any act or omitting to do any act that  is  reasonably likely to cause a breach of any contract  or material Permit held by Mountaineer and necessary for the conduct of  its  business  as  it  is presently conducted,  or  which  is reasonably  likely  to  cause  any  of  the  representations  and warranties of the Seller or Mountaineer contained herein  not  to be true and correct in any material respect;

           (viii) to  the  extent  within  the  control   of

Mountaineer, use reasonable best efforts to maintain all  Permits held  by  Mountaineer,  and necessary  for  the  conduct  of  its business as it is presently conducted;

         (ix)  advise and consult with the Buyer in advance  of

any   material  actions  (including,  without  limitation,   rate

filings) to be taken with respect to regulatory matters or  other contested  matters which the Seller believes may have a  Material

Adverse Effect on Mountaineer's business;

          (x)  not without Buyer's consent, make or authorize (A)

any capital expenditures which are in excess of $1,000,000 or (B)

any  commitments for expenditures beyond fiscal year 2000  which,

individually  or in the aggregate, are in excess  of   $1,000,000

(excluding  therefrom those arising as a result of  an  emergency and  necessary to insure the safety of the public or  as  may  be ordered by regulatory authorities);

          (xi)  use best efforts to comply in all respects  with

all Legal Requirements applicable to Mountaineer;

           (xii) maintain  with  respect  to  Mountaineer's

business, books of account and records in the usual, regular  and ordinary manner, on a consistent basis and in accordance with all applicable accounting and legal requirements;

           (xiii) use reasonable best efforts to  obtain  any

consent  of  third parties necessary to complete the transactions contemplated by this Agreement;

           (xiv)  except (A) as permitted by this  Agreement,

(B) as required by applicable

Legal  Requirements or (C) as the Buyer shall otherwise  consent,

not   (I)   enter   into  any  material  contract   relating   to

Mountaineer's  business  or  assets,  (II)  modify,   amend,   or

terminate any material contract, (III) waive, release, relinquish or  assign any material contract, right or claim, provided  that,

in  each  case,  Mountaineer may do any of the foregoing  in  the ordinary course of business consistent with past practice;

           (xv)  not  knowingly acknowledge the validity  of  any

material  claim asserted against the Seller or Mountaineer  by  a third party adverse to the interests of the Seller or Mountaineer with  respect  to  the  Shares or Mountaineer's  business  unless required  by applicable Legal Requirements or settle any material claim relating thereto;

          (xvi)  maintain and administer the employee benefits

in the ordinary and usual course of business consistent with past practices, including but not limited to complying with all  Legal

Requirements related to the Plans.

          (b)  Access and Information

          During the Interim Period and after the Closing  Date,

the  Seller  shall (i) give, or shall cause to be given,  to  the

Buyer  and its employees, agents and representatives full  access at  all reasonable times to specified officers of Mountaineer and to  the  financial and operating data, properties, books,  files,

records,  and  property  records of  the  Seller  or  Mountaineer relating solely to Mountaineer's assets and business and will furnish or shall cause to be furnished, all information and documents  relating to Mountaineer's business as  the  Buyer  may reasonably  request, (ii) permit the Buyer to  contact  and  meet with  the  employees  of Mountaineer and others  having  business relations with such, at such place or places and at such times as reasonably designated by the Buyer and acceptable to the  Seller,

provided,  that  such investigation shall not  interfere  in  any material  respect  with Mountaineer's business, or  relationships with  Employees,  and provided further, that  such  investigation shall not affect the representations and warranties hereunder  of the Seller or Mountaineer.  The Seller shall permit the Buyer  to make  copies of such information relating solely to Mountaineer's business contained in the books, files and records of the  Seller or  Mountaineer and to enter such information as Buyer  may  deem appropriate into Buyer's accounting records.

     (c)  Material Change

          If, during the Interim Period, the Seller shall become

aware  of  the  occurrence,  change  or  event  (other  than  one generally  known  to the public or to those in  the  gas  utility industry  and other than general economic or weather  conditions)

which  is reasonably likely to have a Material Adverse Effect  on

Mountaineer's  business,  the Seller shall  promptly  advise  the

Buyer  of  such occurrence, change or event.  Seller  shall  give prompt notice to Buyer of the occurrence or non-occurrence of any

fact   or   event  which  is  reasonably  likely  to  cause   any

representation  or  warranty contained in this  Agreement  to  be untrue  or  inaccurate in any material respect or  any  covenant,

condition  or agreement under this Agreement not to  be  complied with or satisfied in any material respect.

7.02 Obligations of the Buyer

     (a)  Material Change

           If  during the Interim Period, the Buyer shall  become

aware  of the occurrence of any change in the financial condition of  the  Buyer  and its subsidiaries, taken as a  whole,  or  any development, occurrence or event (other than one generally  known to  the public or known generally to those in the electric or gas utility  industry  and  other than general  economic  or  weather conditions) which is reasonably likely to have a Material Adverse

Effect on the ability of the Buyer to consummate the transactions contemplated herein, the Buyer shall promptly advise  the  Seller of  such  change, development, occurrence or event.  Buyer  shall give  prompt notice to Seller of the occurrence or non-occurrence of  any  fact  or event which is reasonably likely to  cause  any representation  or  warranty contained in this  Agreement  to  be untrue  or  inaccurate in any material respect or  any  covenant,

condition  or agreement under this Agreement not to  be  complied with or satisfied in any material respect.

     (b)  Other Obligations of the Buyer

          (i)  During the Interim Period and to the extent within

its  control,  the  Buyer shall refrain from  doing  any  act  or omitting to do any act which is reasonably likely to cause any of the  representations and warranties of the Buyer contained herein not to be true and correct in any material respect.

           (ii)  During the Interim Period, the Buyer  shall  use

reasonable  best efforts to obtain any consent of  third  parties necessary  to  complete  the transactions  contemplated  by  this

Agreement.

7.03 Joint Obligations

     (a)  Regulatory Filings

          The Parties agree to cooperate and diligently prosecute

all applications for, and shall use their reasonable efforts promptly to obtain, such approvals or forbearances from all applicable federal, state  and local  authorities,  including,

without  limitation,  the   West Virginia PSC, the Securities

and Exchange Commission, the Federal Trade  Commission,

and  such other governmental  authorities  as shall be

necessary to permit the consummation of the transactions

contemplated  by this Agreement and shall use reasonable  efforts to bring about the satisfaction as soon as practicable of all the conditions contained in Article VIII and otherwise to effect  the

consummation   as   soon  as  practicable  of  the   transactions

contemplated by this Agreement.

           In  the  event such authorizations, approvals, orders,

permits  or  decrees related to this Agreement shall contain  any material  condition  or requirement that would  have  a  Material

Adverse Effect on the Seller or the Buyer, then such Party  shall have  the  right,  at  its  expense, to  seek  administrative  or judicial  rehearing or review of such authorizations,  approvals,

orders,  permits  or decrees.  Should either the  Seller  or  the

Buyer elect to seek such administrative or judicial rehearing  or review, then the Buyer and the Seller will diligently pursue such rehearing  or  review  and  will cooperate  with  each  other  in connection with such rehearing or review.

     (b)  Public Disclosure

          During  the Interim Period, neither the Buyer nor  the

Seller  shall make, nor permit any of their respective affiliates or  representatives  to make, any news release  or  other  public disclosure  pertaining  to  this Agreement  or  the  transactions

contemplated   hereby   without  the   prior   approval,   unless

impracticable to obtain under the circumstances, of the other  as

to   both  form  and  content,  which  approval  shall   not   be

unreasonably  withheld.  Notwithstanding  the  foregoing,  either

Party  may  make  such  news release or other  public  disclosure which, in the opinion of such Party's counsel, is required to  be made  by  such  Party pursuant to applicable law,  including  the federal  securities laws, or as may be required by  any  national securities exchange.

     (c)  Purchase by Buyer's Subsidiary or Affiliate

           The  parties  acknowledge that Buyer  itself  may  not

purchase  the  Shares, but that a subsidiary or an  affiliate  of

Buyer  may  purchase the Shares.  It shall be Buyer's  obligation and cost to so establish and/or designate the corporate entity to purchase  the  Shares.  ESC agrees to sell  the  Shares  to  said corporate entity.

     (d)  Further Assurances

           Subject to the terms and conditions of this Agreement,

each of the Parties hereto will use its best efforts to take,  or cause  to  be taken, all action, and to do, or cause to be  done,

all  things necessary, proper or advisable under applicable  laws and  regulations to consummate and make effective the sale of the

Shares  pursuant to this Agreement, including without  limitation using  its  best efforts to ensure satisfaction of the conditions precedent to each party's obligations hereunder.  Neither of  the

Parties  hereto will, without prior written consent of the  other party, take or fail to take any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the  transactions contemplated by this Agreement.  From  time  to time  after the date hereof, the Buyer will, at its own  expense,

execute  and deliver such documents to the Seller as  the  Seller may  reasonably  request in order to consummate more  effectively the sale of the Shares pursuant to this Agreement.

               ARTICLE VIII - CONDITIONS PRECEDENT

8.01 Preamble

      The  respective obligations set forth herein of the  Seller and  the Buyer to consummate the transactions contemplated hereby shall  be  subject to the fulfillment, on or before  the  Closing

Date, of the conditions set forth in Section 8.02, in the case of the  Seller, and of the conditions set forth in Section 8.03,  in the  case of the Buyer.  Any of the following conditions  may  be waived  in  whole or in part by the Party who is to  receive  the benefit of the obligation to be performed.

8.02 Conditions to Obligations of the Seller

     (a)  Representations and Warranties of the Buyer

           The  representations and warranties of  the  Buyer  in

Article  V shall be true and correct when made and shall be  true and  correct  at  and as of the Closing with the same  effect  as though made at and as of the Closing.  The Buyer shall have  duly

performed   and  complied  with  all  agreements  and   covenants

contained herein required to be performed or complied with by  it at or before the Closing.

     (b)  Officer's Certificate

           The  Buyer  shall  have  delivered  to  the  Seller  a

certificate  dated  as  of the Closing Date  and  signed  by  its

Chairman, President or a Vice President as to the fulfillment  of the conditions set forth in Section 8.02 hereof.

     (c)  Opinion of Counsel

           The  Seller shall have received from counsel  for  the

Buyer  an  opinion substantially in the form attached  hereto  as

Exhibit 8.02(c).

     (d)  Regulatory Approval

           All regulatory authorizations, including those recited

in Section 7.03(a) hereof,

required for the consummation of the transactions contemplated by this  Agreement  shall  have been received  and  shall  be  final

(appeal period expired).

     (e)  Consents

          Any  and  all consents, permits, approvals  and  other

actions of any person,

jurisdiction or authority required for the lawful transfer to the

Buyer  of  the Shares shall have been obtained, and shall  be  in full force and effect.

     (f)  Absence of Litigation

          No  order,  stay, judgment or decree shall  have  been

issued and be in effect by any  court restraining or prohibiting the Closing and no  action, suit  or  proceeding  shall

be pending  (or  threatened  by  any governmental or

regulatory body) seeking to restrain or  prohibit (or

questioning the validity or legality of the consummation  of the  transactions,  contemplated by  this  Agreement  or  seeking damages in connection therewith, provided that before making  any determination that this condition is not satisfied, Seller  shall use  its reasonable best efforts at its own expense to have  such order, stay, judgment or decree lifted or dismissed and any  such suit,  action or proceeding dismissed or terminated, all  on  the condition that such are not reasonably likely to have a  Material

Adverse Effect on the transaction.

8.03 Conditions to Obligations of the Buyer

     (a)  Representations and Warranties of the Seller

          The  representations and warranties of the  Seller  in

Article IV shall be true and correct when made and shall be true and correct at and as of  the Closing  with  the same effect as though made at and  as  of  the Closing.  The Seller shall have duly performed and complied with all agreements and covenants contained herein required to be performed or complied with by it at or before the Closing.

      (b) Officer's Certificate

           The  Seller  shall  have  delivered  to  the  Buyer  a

certificate,  dated the Closing Date and signed by its  Chairman,

President  or  any Vice President, as to the fulfillment  of  the conditions set forth in Section 8.03 hereof.

     (c)  Opinion of Counsel

           The  Buyer  shall have received from counsel  for  the

Seller  an  opinion substantially in the form attached hereto  as

Exhibit 8.03(c).

     (d)  Regulatory Approval

           All regulatory authorizations, including those recited

in Section 7.03(a) hereof,

required for the consummation of the transactions contemplated by this  Agreement  shall  have been received  and  shall  be  final

(appeal period expired).

     (e)  Consents

           Any  and  all consents, permits, approvals  and  other

actions of any person, jurisdiction or authority required for the lawful  transfer  to  the  Buyer of the Shares  shall  have  been obtained and final, and shall be in full force and effect.

     (f)  Absence of Litigation

           No  order,  stay, judgment or decree shall  have  been

issued and be in effect by any  court restraining or prohibiting the Closing; and no action, suit  or  proceeding  shall  be

pending  (or  threatened  by  any governmental or regulatory body)

seeking to restrain or  prohibit or  question the validity or legality of the consummation of  the transactions  contemplated by this Agreement or seeking  material damages in connection therewith, provided that before making any determination that this condition is not satisfied, Buyer shall use its reasonable best efforts at its own expense to have  such

order, stay, judgment or decree lifted or dismissed and any  such suit,  action or proceeding dismissed or terminated, all  on  the condition that such are not reasonably likely to have a  Material

Adverse Effect on the transaction.

               ARTICLE IX - CLOSING AND SETTLEMENT

9.01 Closing

     The Closing will take place at a mutually agreeable location on  the Closing Date.  At the Closing the following events  shall occur,  each  event being deemed to have occurred  simultaneously with  the  other  events and none of the events being  deemed  to occur until all such events occur:

      (a)  The Buyer will pay the Purchase Price to the Seller by wire transfer in lawful money of the United States of America  to such account as the Seller shall have designated by notice to the

Buyer; and

      (b)   The Seller shall endorse and deliver all certificates

representing the Shares.

                     ARTICLE X - TERMINATION

10.01     Termination

      This Agreement and the transactions contemplated hereby may be  terminated and abandoned upon the occurrence of  any  of  the following:

     (a)  At any time prior to the Closing Date by mutual consent of the Buyer and the Seller; or

      (b)  By the Buyer or the Seller at any time after 18 months after the date of this Agreement if Closing has not occurred; or

      (c)   By the adversely affected Party at any time after  an

order   previously  issued  by  any  regulatory   agency   having

jurisdiction has become final and non-appealable, if such  order,

when  it  becomes  final  and  non-appealable,  disapproves   the

transactions contemplated by this Agreement; or

      (d)   By  an  adversely affected Party, at any  time  after

eighteen (18) months following the issuance of any order relating

to   the  transactions  contemplated  by  this  Agreement  by   a

regulatory  agency  having jurisdiction, if such  order  has  not become  final  or if any appeal taken against such order  remains pending; or

      (e)  By the adversely affected Party, at any time after the date two (2) months following the issuance of the last regulatory authorization  required for the consummation of the  transactions contemplated  by this Agreement to occur at Closing,  if  one  or more  conditions precedent to the terminating Party's obligations as  set  forth  in  Section VIII, other  than  the  obtaining  of required  regulatory authorizations, shall have been and  remains unfulfilled; or

      (f)   By  Buyer upon the occurrence prior to Closing  of  a

Material Adverse Change.

     The power of termination and abandonment of the transactions contemplated by this Agreement pursuant to this Section 10.01 may be  exercised by the Seller only after authorization by the Board
of   Directors  of  the  Seller  or  by  the  Buyer  only   after

authorization by the Board of Directors of the Buyer, and will be effective only after written notice thereof, signed on behalf  of the  Party  for  which it is given by a duly authorized  officer,

shall  have been given to the other Party hereto.  In  the  event this Agreement is terminated, through no fault of Buyer, pursuant to  this  Section 10.01, Seller shall, within ten  (10)  business days,  refund the Earnest Deposit, together with Interest thereon accrued at the Interest Rate and compounded annually, to Buyer.

10.02     Limitation on Right to Terminate; Effect of Termination

      (a)  A Party shall not be allowed to exercise any right  of termination pursuant to Section 10.01 if the event giving rise to the  termination right shall be due to the failure of such  Party seeking to terminate this Agreement to perform or observe in  any material respect any of the covenants or agreements hereof to  be performed or observed by such Party.

      (b)   If  this  Agreement is terminated as permitted  under

Section 10.01 hereof, this Agreement shall thereafter become void and  have  no  effect and no Party shall have  liability  to  any

Party,  or  any shareholder, director, officer, employee,  agent,

servant,  consultant or representative of such Party  except  for the  obligations of the parties hereto contained in this  Section

10.02(b),  10.02(c),  13.03;  provided,  however,  that  if  such termination shall result from the failure of any Party to fulfill a  condition  to  the Closing or to perform a  covenant  of  this

Agreement  or  from  a  breach of this  Agreement  by  any  Party thereto,  then such Party shall be fully liable for any  and  all direct  and indirect costs, not including consequential  damages,

sustained or incurred by the other Party, provided, however  that if a Party elects to terminate this Agreement pursuant to Section

10.01 (c), such Party shall reimburse the other Party for its out of pocket costs.

                   ARTICLE XI - MISCELLANEOUS

11.01     Modification; Waiver

This Agreement may be modified, amended or supplemented only by a

written  instrument executed by the Buyer and  the  Seller.   The

failure of either Party to enforce or insist upon compliance with any  of  the  terms  or  conditions of this Agreement  shall  not constitute  a general waiver or relinquishment of any such  terms or  conditions, but the same shall be and remain at all times  in full force and effect.

11.02     Entire Agreement

     This Agreement, including the Schedules and Exhibits hereto,

constitute the entire agreement  of  the  Parties hereto with

respect  to  the  subject matter   hereof   and  supersedes

any  and   all   other   prior understandings,  contracts  or

agreements,  representations   or warranties, oral or

written, among the Parties hereto in  respect of the subject matter of this Agreement.

11.03 Expenses

     Whether or not the transactions contemplated herein shall be consummated,  each Party shall (except as otherwise  specifically provided herein) pay its own expenses incident to the preparation and  performance of this Agreement, including broker's  fees  and commissions.

11.04     Rights and Remedies

      The  rights and remedies granted under this Agreement shall not be exclusive rights and remedies, but shall be in addition to all other rights and remedies available at law or in equity.

11.05     Further Actions

       Each   Party   shall  execute  and  deliver   such   other

certificates, agreements, conveyances, certificates of title and other documents and take such other actions as may reasonably be requested by the other  Party  in order to

consummate or implement the transaction contemplated  by

this Agreement.

11.06 Notices

      All  notices,  requests, demands, and other  communications hereunder  shall be in writing and shall be deemed to  have  been duly  given  if delivered or mailed, registered mail, first-class postage paid,

If to the Seller:

     Mr. John Mork, President
     Energy Corporation of America
     4643 South Ulster , Suite 1100
     Denver, CO  80237

Copies to:

     Thomas R. Goodwin
     Goodwin & Goodwin, LLP
     1500 One Valley Square
     Charleston , WV  25301

If to the Buyer:

     Allegheny Energy, Inc.
     Attn:  Peter Dailey, Director
     800 Cabin Hill Drive
     Greensburg, PA  15601-1689

Copies to:

     Allegheny Power
     Attn:  Gary A. Jack, Senior Attorney
     1310 Fairmont Avenue
     Fairmont, WV  26554

 11.07    Assignment

      Neither this Agreement nor any of the rights, interests  or obligations hereunder shall be assigned, by operation of  law  or otherwise, by any Party hereto without the prior written  consent of the other Party, except as set forth in Section 7.03(c).  This

Agreement and all of the provisions hereof shall be binding  upon and  inure  to  the  benefit  of the  Parties  hereto  and  their

respective   successors  and  permitted   assigns.    Except   as

aforesaid,  nothing  in this Agreement, express  or  implied,  is intended to confer upon any person other than the Parties  hereto and  their  said successors and assigns, any rights, remedies  or obligations under or by reason of this Agreement.

11.08     Severability

     If any term or other provision of this Agreement is invalid,

illegal  or  incapable of being enforced by any rule  of  law  or public  policy,  all  other conditions  and  provisions  of  this

Agreement  shall nevertheless remain in full force and effect  so long  as  the  economic or legal substance  of  the  transactions contemplated  hereby  is not affected in any  adverse  manner  to

either  Party.   Upon such determination that any term  or  other

provision is invalid, illegal or incapable of being enforced, the

Parties  hereto  shall  negotiate in good faith  to  modify  this

Agreement  so as to effect the original intent of the Parties  as closely  as possible in an acceptable manner to the end that  the transactions  contemplated hereby are  fulfilled  to  the  extent possible.

11.09     Counterparts

      This Agreement may be executed in one or more counterparts,

all of which shall constitute one and the same instrument.

11.10 Headings

      The article and section headings in this Agreement are  for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

 11.11    Governing Law; Waiver of Jury Trial

     This Agreement shall be construed, performed and enforced in accordance with the laws of the State of West Virginia.

11.12     Construction

     The parties have participated jointly in the negotiation and drafting  of  this  Agreement.  In  the  event  an  ambiguity  or question of intent or interpretation arises, this Agreement shall be  construed  as  if  drafted jointly  by  the  parties  and  no

presumption   or  burden  of  proof  shall  arise   favoring   or

disfavoring any Party by virtue of the authorship of any  of  the provisions  of  this Agreement.  Any item disclosed  in  Seller's

Disclosure Schedule under any specific Section number thereof  or disclosed in reference to any specific Section hereof,  shall  be deemed to have been disclosed by Seller for all purposes of  this

Agreement   in  response  to  other  Sections  of  the   Seller's

Disclosure  Schedule  to  the  extent  that  such  disclosure  is specifically cross-referenced to such other Section(s).

11.13     Section 338 (h)(10) Election

      (a)  Seller  is  a  member  of  an  "affiliated  group"  of corporations (as defined in 1504(a) of the Code), which  includes

Seller  and Mountaineer.  Such "affiliated group" of corporations is referred to herein as the "Seller Group" and ECA is the common parent (as also defined in 1504(a) of the Code.)

(b)  The Seller and Buyer will make a joint election pursuant  to

338  (h)(10) of the Code and analogous provisions of state income tax law for both federal and state income tax (where permissible)

purposes  with respect to the purchase of the shares whereby  (i)

Mountaineer will be treated as having sold all of its assets in a single  transaction as of the close of business  on  the  Closing

Date while a member of the Seller Group; and (ii) no gain or loss will be recognized to the Seller with respect to the sale of  the
shares.   The election will include the execution and  subsequent

filing  of  Internal Revenue Service Form 8023 and the  analogous state  income  tax  forms  pursuant to  the  requirements  stated

therein.

      IN  WITNESS  WHEREOF, the parties hereto have  caused  this

Agreement to be executed as of the date first above written.


Attest:                              SELLER
                                     ENERGY CORPORATION OF AMERICA
By:                                  By:
Its:                                 Its:



                                     SELLER
                                     EASTERN SYSTEMS CORPORATION
By:                                  By:
Its:                                 Its:



                                     BUYER
                                     ALLEGHENY ENERGY, INC.
By:                                  By:
Its:                                 Its: